Exhibit (a)(5)(C)

Ault Alliance Announces an Amendment in the Pending Exchange Offer

LAS VEGAS--(BUSINESS WIRE) – April 20, 2023 – Ault Alliance, Inc. (“Ault Alliance” or the “Company”) (NYSE American: AULT), announced today that it has amended and restated the Offer to Exchange in connection with the previously announced exchange offer (the “Offer”). The Company is amending and restating the Offer to Exchange to clarify certain terms of the Offer regarding closing conditions, provide updated financial information for the years ended December 31, 2021 and December 31, 2022, and provide certain voting rights to the Series H Preferred Stock that are required by the NYSE American to list the Series H Preferred Stock on the NYSE American. The other terms and conditions of the Offer remain unchanged.

An Amended and Restated Offer to Exchange has been filed with the U.S. Securities and Exchange Commission, and can be retrieved at http://www.sec.gov. Documents relating to the Offer may be downloaded at: https://ir.ault.com/reports-financials/sec-filings/, and will be distributed to holders of shares of Common Stock who request them from Georgeson, the information agent for the Offer at 888-565-5423 or visit https://ir.ault.com/ for this purpose.

This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation of an offer to buy the Series H Preferred Stock or any other securities. The Offer is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Series H Preferred Stock will be made only by means of the Offer to Exchange.

The complete terms and conditions of the Offer are set forth in the Amended and Restated Offer to Exchange dated April 20, 2023 that has been filed with the Securities and Exchange Commission on Schedule TO. Stockholders of Ault Alliance are strongly encouraged to read the Schedule TO and related exhibits because they contain important information about the Offer. The Schedule TO and related exhibits will be available without charge at the Securities and Exchange Commission’s website at http://www.sec.gov and will be delivered without charge to all stockholders of Ault Alliance.

About Ault Alliance, Inc.

Ault Alliance, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, Ault Alliance owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including metaverse platform, oil exploration, crane services, defense/aerospace, industrial, automotive, medical/biopharma, consumer electronics, hotel operations and textiles. In addition, Ault Alliance extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Alliance’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.ault.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.ault.com.

Contacts

IR@Ault.com or 1-888-753-2235